McClatchy Reports Fourth Quarter And Full-Year 2018 Results

- Increased digital-only subscribers to 155,500, up 51.1% from Q4 2017

- Achieved eleventh consecutive quarter of growth in digital only-subscriptions

- Grew digital-only advertising revenues by 10.1% on a comparable basis to Q4 2017

- Met adjusted EBITDA guidance for fourth quarter 2018

SACRAMENTO, Calif., March 7, 2019 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported net loss in the fourth quarter of 2018 of $27.5 million, or $3.52 per share. Results in the fourth quarter 2018 include after-tax non-cash impairments on newspaper mastheads of $20.8 million. In the fourth quarter of 2017, McClatchy reported net income of $61.1 million, or $7.91 per share.

Additionally, the company reported adjusted net loss, which excludes severance, non-cash impairments, unique tax items, and certain other items, in the fourth quarter of 2018 of $0.9 million, compared to adjusted net income of $12.4 million in the fourth quarter of 2017.

Craig Forman, McClatchy's President and CEO said, "In the context of a business environment that continues to be challenging for the local media industry, we made significant progress in our digital transformation while delivering on our mission of producing strong, independent local journalism in the public interest that is essential to the communities we serve. We achieved key proof points of our digital transformation and accelerated pace. We grew digital-only subscribers by 51% year-over-year in the fourth quarter, and they were up 13.5% sequentially from the third quarter of 2018. This is the eleventh consecutive quarter of digital subscription growth, and indicates that the digital subscription platform we have built is delivering value, keener insight and benefit to our business.

"Another milestone of digital transformation occurred early in 2018: revenues from digital advertising exceeded those of print. In the fourth quarter, we saw our digital-only advertising growth rate reach double-digits again in the quarter. While the fourth quarter is typically our best quarter due to seasonality of advertising, our fourth quarter 2018 digital-only advertising revenue growth was about 530 basis points better than our comparable fourth quarter 2017 results."

Fourth Quarter Results

The company's fiscal 2018 reporting period is a 52-week year compared to a 53-week year in 2017. As a result, the fiscal fourth quarter of 2018 includes 13 weeks compared to 14 weeks in the fourth quarter of 2017. The extra week contributed approximately $14.0 million in additional revenues and $2.7 million in additional adjusted earnings before interest, taxes and depreciation and amortization ("adjusted EBITDA") in the fourth quarter of 2017. Comparable 52-week annual and 13-week quarterly information is included in schedules attached to this release. The operating results discussed below for the quarter and full-year include adjustments for comparability to the 2018 periods.

Total revenues in the fourth quarter of 2018 were $213.0 million, down 13.0% compared to the fourth quarter of 2017, or 7.7% on a comparable 13-week basis. Total advertising revenues were $114.8 million, down 16.9% in the fourth quarter of 2018 compared to the fourth quarter of 2017, or 12.7% on a comparable quarter basis. The rates of decline in the fourth quarter for total revenue and advertising were the lowest reported all year. When compared to the third quarter of 2018, total advertising improved by 480 basis points and total revenues improved by 240 basis points.

Digital-only advertising revenues grew 5.2% and total digital advertising revenues were relatively flat over the same period in 2017. Adjusting for the extra week in 2017, total digital-only revenues grew 10.1% and total digital advertising revenues were up 4.7% compared to the 13-week fourth quarter of 2017.

Direct marketing advertising revenues declined 17.7% in the fourth quarter of 2018 compared to the fourth quarter of 2017, or 13.7% on a comparable 13-week basis.

Audience revenues were $84.4 million, down 11.2% in the fourth quarter of 2018 compared to the same period in 2017, or 4.5% on a comparable 13-week basis. Digital audience revenues were up 2.8%, or 10.6% on a comparable basis. Digital-only audience revenues associated with digital subscriptions were up 47.6% and the number of digital-only subscribers ended the quarter at 155,500, representing an increase of 51.1% from the fourth quarter of 2017.

Average monthly total unique visitors to the company's online products were 61.4 million in the fourth quarter of 2018.

Results in the fourth quarter of 2018 included the following items:

  Non-cash impairment of newspaper mastheads;
  Costs related to re-organizing operations;
  Severance charges;
  Loss on extinguishment of debt related to $5.3 million redemption in November;
  Non-cash credit to the company's tax provision; and
  Accelerated depreciation and other miscellaneous costs.

Adjusted net loss, which excludes the items above, was $0.9 million. Adjusted EBITDA was $48.0 million, or down 26.5% on a comparable 13-week basis. Excluding the impact of real estate gains, adjusted EBITDA was down 8.2% on a comparable 13-week basis. This compares to guidance the company issued in December 2018 that reported adjusted EBITDA excluding real estate gains was expected to decline from the fourth quarter of 2017 in the range of 8% to 12%. On a comparable 13-week basis, operating expenses were up 6.7% while adjusted operating expenses were down slightly. Excluding the impact of real estate gains offsetting expenses in the fourth quarter of 2018 and 2017 on a 13-week comparable basis, operating expenses were up 0.2% and adjusted operating expenses were down 7.5%. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Fourth Quarter Business and Recent Highlights

Debt and Liquidity:

On November 10, 2018, the company, through a partial redemption, called $5.3 million of 9.0% senior secured bonds due 2026 at par. As of December 30, 2018 the company's principal debt outstanding was $745.1 million. The company finished the quarter with $21.9 million in cash, resulting in net debt of $723.2 million at the end of fiscal 2018.

As of the end of the fourth quarter the company had approximately $61.0 million of total borrowing capacity under its Asset Backed Loan (ABL) Credit Facility, and no amounts were outstanding under the ABL.

Journalism Highlights:

In the fourth quarter, McClatchy's 30 newsrooms continued to produce extraordinary journalism. From The Charlotte Observer's multi-platform narrative, Carruth, that included the popular eight-part podcast series and won Sports Illustrated's best podcast of 2018, to The Sacramento Bee's coverage of the Camp Fire, culminating in a heart-wrenching documentary on the destruction of the community of Paradise, California. McClatchy's tradition of investigative journalism continued with the Fort Worth Star-Telegram's series on sex abuse in the fundamentalist Baptist Church, Spirit of Fear, and the Miami Herald capped off the year with an explosive, blockbuster, Perversion of Justice, a year-long investigation into how a local, wealthy hedge fund manager and serial sex offender was given a sweetheart deal by federal prosecutor, Alex Acosta (now Secretary of Labor), while the victims of the crimes were betrayed and their rights ignored. In streaming serial documentaries, McClatchy Studios' launched, The War Within on Facebook Watch, which chronicled the lives of retired veterans of the war in Afghanistan who are struggling to navigate life after military service.

Full-Year Results

Total revenues for 2018 were $807.2 million, down 10.7% compared to 2017, or 9.3% on a comparable 52-week year basis. Total advertising revenues were $416.7 million, down 16.4% compared to 2017, or 15.3% on a comparable 52-week basis. Total digital advertising revenues were up 4.1% and digital-only advertising was up 13.5% in 2018 compared to 2017. Adjusted for the extra week in 2017, total digital advertising revenues were up 5.4% and digital-only advertising was up 14.9% over the same period. The digital-only advertising results are partially offsetting the impact of the softening print advertising declines on total digital advertising.

Audience revenues were $339.5 million, down 6.6% for 2018 compared to 2017, or 4.8% on a 52-week basis. Total digital audience revenues were up 2.6% in 2018 compared to the same period 2017, or 4.6% on a comparable 52-week basis. Digital-only audience revenues associated with digital subscriptions were up 63.6% in 2018 compared to the same period last year.

The company reported a net loss in 2018 of $79.8 million, or $10.27 per share, which included $37.2 million of other non-cash charges on mastheads and $20.4 million non-cash valuation allowance on deferred tax assets as well as other unusual items described below. Adjusted net loss for 2018, excluding these items, was $48.2 million. The company reported a net loss for 2017 of $332.4 million or $43.55 a share, which included a $192.3 million non-cash valuation allowance on deferred tax assets and $191.5 million of other non-cash charges on investments and mastheads as well as other unusual items. Adjusted net loss in 2017 excluding those non-cash and unusual items was $8.5 million.

Results for the full-year 2018 included the following items:

  Net gain on extinguishment of debt mainly attributable to the debt refinancing in July;
  Non-cash impairment of newspaper mastheads;
  A non-cash charge to increase a valuation allowance on the company's deferred tax assets;
  Severance charges;
  Gain on sale of CareerBuilder investment;
  Costs related to re-organizing operations;
  Non-cash loss on real estate transactions and charges associated with relocations of certain operations; and
  Accelerated depreciation and other miscellaneous costs.

Adjusted EBITDA was $117.5 million, down 29.8% on a comparable 52-week basis. Operating expenses declined 2.2% and adjusted operating expenses declined 4.1% on a comparable 52-week basis. Excluding the impact of real estate gains offsetting expenses in 2018 and 2017 on a 52-week basis, operating expenses were down 4.3% and adjusted operating expenses were down 6.5%.

Including a few small real estate transactions in the fourth quarter, the total pre-tax sales proceeds of real property for all of 2018 were approximately $22.1 million, just under management's previously announced target of $25 million for the year.

In addition, due primarily to negative returns in the capital markets in the fourth quarter of 2018, the GAAP reported unfunded obligation for the company's defined benefit pension plan increased approximately $70 million from the end of 2017 to $548.2 million at the end of 2018. The company's underfunded position for IRS funded levels, which dictate pension contributions, was approximately $316 million at the end of 2018.

Outlook

During 2018 digital advertising not only exceeded print newspaper advertising, but the company's growing base of digital-only advertising revenues surpassed print newspaper advertising in the second half of the year. Management views this milestone as evidence of McClatchy's continuing transformation to a more digital media company. In 2018, digital advertising revenues represented 43.3% of McClatchy's total advertising revenues. In 2019 management expects to see growth in total digital revenues, which includes digital advertising and digital audience revenues. Management noted new audience products and offerings, such as the recently debuted SportsPass subscription, are helping to spur digital-only subscriptions and revenues.

Print newspaper advertising revenues are expected to decline. Management expects digital-only advertising revenues to surpass newspaper print advertising in 2019 as print advertising becomes a smaller percent of total revenues.

In audience, digital subscribers are expected to grow and to largely offset continuing declines in print circulation, resulting in low single-digit total audience revenue declines.

Management plans to reduce GAAP and adjusted operating expenses and will continue to monitor costs throughout the year to align expense and revenue performance, while making additional investments in our news and sales organization. As McClatchy continues to transition to a more digital media company, management noted that the organization will need to trim costs. Hence, the company announced a voluntary retirement incentive plan in February 2019 that was offered to approximately 450 employees. Nearly half of eligible employees opted into the program which is expected to result in $12 million to $13 million of savings over the remainder of 2019.

Management expects real estate sales to continue into 2019. Gross proceeds from 2019 real estate sales are expected to be equal or greater than amounts reported in 2018. Net proceeds from real estate sales will be used, as required per the 2026 indenture, to redeem the 9.0% Notes due 2026.

Management expects capital expenditures between $6 million and $9 million in 2019, and the company has a pension contribution requirement of approximately $3 million in fiscal 2019.

The company's consolidated statistical reports, which summarize actual revenue performance for the fourth quarter and full-year 2018 and proforma revenue performance for the fourth quarter and full-year 2017, are attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Adjusted operating expenses are defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

The company's new indenture, term loan agreement, and ABL credit agreement, include a similar definition of consolidated EBITDA and consolidated net income, which retains the impact of a gain or loss on an asset sale in the operating results of the company. The company had previously excluded all asset sale results from non-GAAP adjusted EBITDA and adjusted net income in its previously reported earnings releases. However, given that sales of real properties have become ongoing and recurring events, and to maintain consistency in the presentation of non-GAAP operating results, the company believes that reporting the company's Non-GAAP adjusted EBITDA in line with that reported to bondholders and creditors is a more accurate and consistent representation of non-GAAP results in any given quarter. Accordingly, operating and non-operating costs have been recast to conform to this presentation for prior periods included in our comparative schedules and references in this press release.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (833-255-2826, please request to be connected to the McClatchy fourth quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy's qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
REVENUES - NET:
Advertising	$ 114,778	$ 138,180	$ 416,720	$ 498,639
Audience	84,363	95,024	339,506	363,497
Other	13,814	11,452	51,000	41,456
	212,955	244,656	807,226	903,592
OPERATING EXPENSES:
Compensation	67,383	79,705	298,033	338,588
Newsprint, supplements and printing expenses	14,259	17,059	54,592	66,438
Depreciation and amortization	18,746	21,113	76,242	80,129
Other operating expenses	92,045	84,046	364,038	352,830
Other asset write-downs	23,067	12,770	37,274	23,442
	215,500	214,693	830,179	861,427

OPERATING INCOME (LOSS)	(2,545)	29,963	(22,953)	42,165

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(21,216)	(20,954)	(81,397)	(81,501)
Interest income	199	148	640	558
Equity income (loss) in unconsolidated companies, net	19	(1,002)	592	(1,698)
Gain on sale of equity investment	-	-	1,721	-
Impairments related to equity investments	-	1,006	-	(170,007)
Gain (loss) on extinguishment of debt, net	(341)	-	30,577	(2,700)
Retirement benefit expense	(2,779)	(3,421)	(11,114)	(13,404)
Other - net	(64)	(418)	7	(312)
	(24,182)	(24,641)	(58,974)	(269,064)

Income (loss) before income taxes	(26,727)	5,322	(81,927)	(226,899)
Income tax provision (benefit)	762	(55,817)	(2,170)	105,459
NET INCOME (LOSS)	$ (27,489)	$ 61,139	$ (79,757)	$ (332,358)

Net income (loss) per common share:
Basic	$ (3.52)	$ 7.96	$ (10.27)	$ (43.55)
Diluted	$ (3.52)	$ 7.91	$ (10.27)	$ (43.55)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	7,811	7,678	7,768	7,632
Diluted	7,811	7,734	7,768	7,632

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Quarters Ended			Twelve Months Ended
	December 30,	December 31,	December 31,	December 30,	December 31,	December 31,
	2018	2017	2017	2018	2017	2017
	52 weeks	53 weeks	52 weeks	52 weeks	53 weeks	52 weeks

NET INCOME (LOSS)	$ (27,489)	$ 61,139	$ 61,161	$ (79,757)	$ (332,358)	$ (332,336)

Income tax expense (benefit)	762	(55,817)	(55,799)	(2,170)	105,459	105,477
Interest expense	21,216	20,954	19,706	81,397	81,501	80,253
Depreciation and amortization	18,746	21,113	19,605	76,242	80,129	78,621

EBITDA	13,235	47,389	44,673	75,712	(65,269)	(67,985)

Severance charges	2,361	1,925	1,925	13,790	15,853	15,853
Non-cash stock compensation	239	689	676	2,056	2,475	2,462
Non-cash and non-operating retirement benefit expense	2,779	3,421	3,421	11,114	13,404	13,404
Equity income in unconsolidated companies, net	(19)	1,002	1,002	2,228	1,698	1,698
Impairments related to equity investments	-	(1,006)	(1,006)	-	170,007	170,007
Gain on sale of equity investment	-	-	-	(1,721)	-	-
Other asset impairment charges	23,067	12,770	12,770	37,274	23,442	23,442
(Gain) loss on extinguishment of debt, net	341	-	-	(30,577)	2,700	2,700
Other operating costs, net (1)	6,090	1,508	1,490	8,317	6,160	6,142
Other non-operating, net	(135)	270	270	(647)	(246)	(246)
Adjusted EBITDA	$ 47,958	$ 67,968	$ 65,221	$ 117,546	$ 170,224	$ 167,477
Adjusted EBITDA Margin	22.5%	27.8%	28.3%	14.6%	18.8%	18.8%

(1) Other operating costs, net, includes: non cash loss on asset sales and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Income (Loss) to Adjusted Net Loss

NET INCOME (LOSS)	$ (27,489)	$ 61,139	$ 61,161	$ (79,757)	$ (332,358)	$ (332,336)

Add back certain items:
(Gain) loss on extinguishment of debt, net	341	-	-	(30,577)	2,700	2,700
Other asset impairment charges	23,067	12,770	12,770	37,274	23,442	23,442
Impairments related to equity investments	-	(1,006)	(1,006)	-	170,007	170,007
Gain on sale of equity investment	-	-	-	(1,721)	-	-
Severance charges	2,361	1,925	1,925	13,790	15,853	15,853
Accelerated depreciation on equipment	90	269	269	576	269	269
Other operating costs, net	6,090	1,508	1,490	8,317	6,160	6,142
Certain discrete tax items	(1,208)	(57,997)	(57,997)	20,368	188,193	188,193
Less: Tax effect of adjustments	(4,115)	(6,175)	(6,175)	(16,477)	(82,756)	(82,756)
Adjusted net income (loss) (2)	$ (863)	$ 12,433	$ 12,437	$ (48,207)	$ (8,490)	$ (8,486)

(2) The tax impact of these non-GAAP adjustments is generally calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Note that other asset impairment charges receive a tax rate of 10%.
In 2017 the tax impact of these non-GAAP adjustments was calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries filed tax returns and ranged from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 215,500	$ 214,693	$ 201,906	$ 830,179	$ 861,427	$ 848,640
Add back:
Depreciation and amortization	18,746	21,113	19,605	76,242	80,129	78,621
Other asset impairment charges	23,067	12,770	12,770	37,274	23,442	23,442
Severance charges and non-cash stock compensation	2,600	2,614	2,601	15,846	18,328	18,315
Other operating costs, net	6,090	1,508	1,490	8,317	6,160	6,142
Adjusted operating expenses	$ 164,997	$ 176,688	$ 165,440	$ 692,500	$ 733,368	$ 722,120

Reconciliation of Amounts Excluding Gains on Real Estate Sales

PROFORMA FOR REAL ESTATE ACTIVITY
Total gains on sales of real estate	$ 1,156	$ 14,251	$ 14,251	$ 4,231	$ 23,357	$ 23,357
Operating expenses adjusted for gains	$ 216,656	$ 228,944	$ 216,157	$ 834,410	$ 884,784	$ 871,997
Adjusted operating expenses adjusted for gains	$ 166,153	$ 190,939	$ 179,691	$ 696,731	$ 756,725	$ 745,477
Adjusted EBITDA less gains on sale of real estate	$ 46,802	$ 53,717	$ 50,970	$ 113,315	$ 146,867	$ 144,120

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print			Digital
		14-week			14-week			14-week
Revenues - Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$56,566	$67,835	-16.6%	$29,791	$40,938	-27.2%	$26,774	$26,897	-0.5%
National	10,484	11,645	-10.0%	2,802	3,334	-16.0%	7,682	8,311	-7.6%
Classified	23,215	28,817	-19.4%	9,551	15,951	-40.1%	13,664	12,865	6.2%
Direct Marketing	24,499	29,786	-17.7%	24,499	29,786	-17.7%
Other Advertising	14	97	-85.6%	14	97	-85.6%
Total Advertising	$114,778	$138,180	-16.9%	$66,657	$90,106	-26.0%	$48,120	$48,073	0.1%

Memo: Digital-only Advertising							$39,720	$37,741	5.2%

Audience	84,363	95,024	-11.2%	56,324	67,753	-16.9%	28,039	27,271	2.8%
Other	13,814	11,452	20.6%
Total Revenues	$212,955	$244,656	-13.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,482.8	2,859.3	-13.2%

Millions of Preprints Distributed				464.4	573.9	-19.1%

Audience:
Daily Average Total Circulation*				1,157.4	1,266.2	-8.6%
Sunday Average Total Circulation*				1,705.6	1,846.7	-7.6%
Average Monthly Unique Visitors							61,357.1	71,335.6	-14.0%
Digital Subscriptions							155.5	102.9	51.1%

	December Year-to-Date
	Combined			Print			Digital
		53-week			53-week			53-week
Revenues - Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$191,043	$236,130	-19.1%	$100,071	$144,605	-30.8%	$90,971	$91,524	-0.6%
National	42,273	40,338	4.8%	11,195	12,498	-10.4%	31,077	27,840	11.6%
Classified	102,635	120,586	-14.9%	44,434	66,830	-33.5%	58,201	53,755	8.3%
Direct Marketing	80,563	101,132	-20.3%	80,563	101,132	-20.3%
Other Advertising	206	453	-54.5%	206	453	-54.5%
Total Advertising	$416,720	$498,639	-16.4%	$236,469	$325,518	-27.4%	$180,249	$173,119	4.1%

Memo: Digital-only Advertising							$151,733	$133,713	13.5%

Audience	339,506	363,497	-6.6%	235,661	262,295	-10.2%	103,845	101,202	2.6%
Other	51,000	41,456	23.0%
Total Revenues	$807,226	$903,592	-10.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,444.6	10,825.4	-12.8%

Millions of Preprints Distributed				1,612.0	2,014.2	-20.0%

Audience:
Daily Average Total Circulation*				1,149.0	1,292.5	-11.1%
Sunday Average Total Circulation*				1,737.4	1,925.1	-9.8%
Monthly Unique Visitors							66,422.2	71,185.9	-6.7%
Digital Subscriptions							155.5	102.9	51.1%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print			Digital
		14-week	13-week			13-week			13-week
Revenues - Net:	2018	2017	Proforma	% Change	2018	Proforma	% Change	2018	Proforma	% Change
Advertising
Retail	$56,566	$67,835	$64,814	-12.7%	$29,791	$38,873	-23.4%	$26,774	$25,941	3.2%
National	10,484	11,645	11,160	-6.1%	2,802	3,207	-12.6%	7,682	7,953	-3.4%
Classified	23,215	28,817	27,061	-14.2%	9,551	14,986	-36.3%	13,664	12,075	13.2%
Direct Marketing	24,499	29,786	28,401	-13.7%	24,499	28,401	-13.7%
Other Advertising	14	97	97	-85.6%	14	97	-85.6%
Total Advertising	$114,778	$138,180	$131,533	-12.7%	$66,657	$85,564	-22.1%	$48,120	$45,969	4.7%

Memo: Digital-only Advertising								$39,720	$36,080	10.1%

Audience	84,363	95,024	88,306	-4.5%	56,324	62,963	-10.5%	28,039	25,343	10.6%
Other	13,814	11,452	10,823	27.6%
Total Revenues	$212,955	$244,656	$230,662	-7.7%

Advertising Statistics for Dailies:
Full Run ROP Linage					2,482.8	2,687.4	-7.6%

Millions of Preprints Distributed					464.4	541.5	-14.2%

Audience:
Daily Average Total Circulation*					1,157.4	1,267.2	-8.7%
Sunday Average Total Circulation*					1,705.6	1,850.9	-7.9%
Average Monthly Unique Visitors								61,357.1	71,335.6	-14.0%
Digital Subscriptions								155.5	102.9	51.1%

	December Year-to-Date
	Combined				Print			Digital
		53-week	52-week	52-week		52-week	52-week		52-week	52-week
Revenues - Net:	2018	2017	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$191,043	$236,130	$233,109	-18.0%	$100,071	$142,541	-29.8%	$90,971	$90,568	0.4%
National	42,273	40,338	39,853	6.1%	11,195	12,371	-9.5%	31,077	27,482	13.1%
Classified	102,635	120,586	118,830	-13.6%	44,434	65,865	-32.5%	58,201	52,965	9.9%
Direct Marketing	80,563	101,132	99,747	-19.2%	80,563	99,747	-19.2%
Other Advertising	206	453	453	-54.5%	206	453	-54.5%
Total Advertising	$416,720	$498,639	$491,992	-15.3%	$236,469	$320,977	-26.3%	$180,249	$171,015	5.4%

Memo: Digital-only Advertising								$151,733	$132,052	14.9%

Audience	339,506	363,497	356,778	-4.8%	235,661	257,504	-8.5%	103,845	99,274	4.6%
Other	51,000	41,456	40,826	24.9%
Total Revenues	$807,226	$903,592	$889,596	-9.3%

Advertising Statistics for Dailies:
Full Run ROP Linage					9,444.6	10,653.5	-11.3%

Millions of Preprints Distributed					1,612.0	1,981.7	-18.7%

Audience:
Daily Average Total Circulation*					1,149.0	1,292.5	-11.1%
Sunday Average Total Circulation*					1,737.4	1,925.1	-9.8%
Average Monthly Unique Visitors								66,422.2	71,185.9	-6.7%
Digital Subscriptions								155.5	102.9	51.1%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com